Exhibit 5

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

February 19, 2026

DT Midstream, Inc.
500 Woodward Ave., Suite 2900
Detroit, Michigan  48226-1279

Ladies and Gentlemen:

We have acted as counsel to DT Midstream, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of an additional 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to awards granted under the DT Midstream, Inc. Long-Term Incentive Plan (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the Second Amended and Restated Bylaws of the Company, (iii) the Plan, pursuant to which the shares of Common Stock will be issued, (iv) the Registration Statement, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 3,000,000 shares of Common Stock being registered for sale under the Plan pursuant to the Registration Statement, have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

DT Midstream, Inc.
February 19, 2026

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP